EXHIBIT 24


                              ACCOUNTANTS' CONSENT


   To Board of Directors
   Lincoln Telecommunications Company:


   We consent to the incorporation in Forms S-3 (Registration No. 33-47428), S-3 (Registration No. 33-52117) and S-8 (Registration No. 33-39551) relating to the Lincoln Telecommunications Company's Employee and Stockholder Dividend Reinvestment and Stock Purchase Plan, the proposed secondary offering of Company common stock by a selling stockholder of the Company and the 1989 Stock and Incentive Plan, respectively for Lincoln Telecommunications Company of our report dated February 5, 1994, relating to the consolidated balance sheets of Lincoln Telecommunications Company and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, common stock investment and preferred stock and cash flows for each of the years in the three-year period ended December 31, 1993, included in Form 8-K, dated February 14, 1994.




   February 14, 1994                            KPMG PEAT MARWICK
   Lincoln, Nebraska